Exhibit 99.1

News Release
RAMBUS REPORTS FOURTH QUARTER AND FISCAL YEAR 2014 FINANCIAL RESULTS

Business and Financial Highlights for the Year:

•	Generated fourth quarter revenue of $72.0 million and annual revenue of $296.6 million

•	Fourth quarter GAAP diluted net income per share of $0.07; fourth quarter non-GAAP diluted net income per share of $0.14

•	Annual GAAP diluted net income per share of $0.22; annual non-GAAP diluted net income per share of $0.60

•	Launched CryptoManager™ secure feature management platform with Qualcomm as lead customer

•	Introduced IP cores program with easy-to-integrate solutions

•	Unveiled enhanced LabStation™ validation platform to address complex IP design and integration

•	Signed license agreement with Cisco Systems
SUNNYVALE, Calif. - January 26, 2015 - Rambus Inc. (NASDAQ:RMBS), the innovative technology solutions company that brings invention to market, today reported financial results for the fourth quarter and year ended December 31, 2014.

GAAP Financial Results:
Revenue for the fourth quarter of 2014 was $72.0 million, up 3% on a sequential basis from the third quarter of 2014 primarily due to higher contract revenue. As compared to the fourth quarter of 2013, revenue was down 2% primarily due to lower royalty revenue from Samsung and NVIDIA, offset by the royalty revenue from Qualcomm and Micron Technology.

Revenue for the year ended December 31, 2014 was $296.6 million, which was up 9% over the prior year period, primarily due to the license agreements signed with SK hynix, Micron Technology, Nanya Technology Corporation and Qualcomm, partially offset by lower royalty revenue from Samsung and NVIDIA.

Total operating costs and expenses for the fourth quarter of 2014 were $54.5 million, 1% lower than the previous quarter and 19% lower than the fourth quarter of 2013. Fourth quarter operating costs and expenses of $54.5 million included $3.5 million of stock-based compensation expenses and $6.3 million of amortization expenses. In comparison, total operating costs and expenses for the third quarter of 2014 of $55.2 million included $3.4 million of stock-based compensation expenses and $6.7 million of amortization expenses. Total operating costs and expenses for the fourth quarter of 2013 were $67.2 million, which included $3.1 million of stock-based compensation expenses, $9.7 million of impairment of long-lived assets, $2.2 million of restructuring charges, $7.5 million of amortization expenses and $1.5 million of retention bonus expense from acquisitions. The change in total operating costs and expenses in the fourth quarter of 2014 as compared to the third quarter of 2014 was primarily due to recognition of a one-time gain in the fourth quarter from sale of intellectual property, partially offset by an increase in prototyping costs. The change in total operating costs and expenses in the fourth quarter of 2014 as compared to the fourth quarter of 2013 was primarily attributable to impairment of long-lived assets and restructuring charges in the fourth quarter of 2013, gain from sale of intellectual property in the fourth quarter of 2014 and lower retention bonus expense from acquisitions partially offset by higher cost of sales due to increased sale of lighting products.

Total operating costs and expenses for the year ended December 31, 2014 were $221.2 million, 11% lower than the year ended December 31, 2013. The year ended December 31, 2014 operating costs and expenses of $221.2 million included $14.7 million of stock-based compensation expenses, $26.6 million of amortization expenses and $2.5 million of retention bonus expense from acquisitions. This is compared to total operating costs and expenses for the year ended December 31, 2013 of $249.0 million, which included $15.0 million of stock-based compensation expenses, $17.8 million of impairment of goodwill and long-lived assets, $5.5 million of restructuring charges, $9.0 million one-time reversal of accrued SK hynix and Micron related litigation costs, $28.9 million of amortization expenses and $10.4 million of retention bonus expense from acquisitions. The change in total operating costs and expenses was primarily attributable to impairment of goodwill and long-lived assets and restructuring charges in 2013 and lower retention bonus expense from acquisitions, partially offset by higher cost of sales due to increased sale of lighting products and as a result of the one-time reversal of accrued SK hynix related litigation costs in the second quarter of 2013.

Net income for the fourth quarter of 2014 was $7.8 million as compared to net income of $5.5 million in the third quarter of 2014 and net loss of $9.8 million in the fourth quarter of 2013. Diluted net income per share for the fourth quarter of 2014 was $0.07 as compared to diluted net income per share of $0.05 in the third quarter of 2014 and diluted net loss per share of $0.09 in the fourth quarter of 2013.

Net income for the year ended December 31, 2014 was $26.2 million as compared to a net loss of $33.7 million for the same period of 2013. Diluted net income per share for the year ended December 31, 2014 was $0.22 as compared to a diluted net loss per share of $0.30 for the same period of 2013.

Non-GAAP Financial Results (1):

Total non-GAAP operating costs and expenses in the fourth quarter of 2014 were $44.6 million, 1% lower than the previous quarter, and 2% higher than the fourth quarter of 2013.

Total non-GAAP operating costs and expenses for the year ended December 31, 2014 were $177.4 million as compared to $180.0 million in the same period of 2013 due primarily to lower litigation expenses offset by higher cost of sales due to increased sale of lighting products.

Non-GAAP net income in the fourth quarter of 2014 was $16.7 million, 13% higher than the prior quarter and 2% higher than the fourth quarter of 2013. Non-GAAP diluted net income per share was $0.14 in the fourth quarter of 2014 as compared to $0.13 in the prior quarter and $0.14 in the fourth quarter of 2013.

Non-GAAP net income for the year ended December 31, 2014 was $70.1 million as compared to $49.7 million in the same period of 2013. Non-GAAP diluted net income per share was $0.60 for the year ended December 31, 2014 as compared to non-GAAP diluted net income per share of $0.43 for the year ended December 31, 2013.

Other Financial Highlights:

Cash, cash equivalents, and marketable securities as of December 31, 2014 were $300.1 million, an increase of $29.0 million from September 30, 2014.

During the fourth quarter of 2014, the Company recorded an income tax provision of approximately $6.8 million. As the Company continues to maintain a full valuation allowance against its U.S. deferred tax assets, the Company’s tax provision consists of primarily foreign withholding taxes.

2015 First Quarter and Annual Outlook:

For the first quarter of 2015, the Company expects revenue to be between $70 million and $75 million. For 2015, the Company expects revenue to be between $300 million and $315 million. Revenue is not without risk and includes expectations that the Company will sign new customers for patent as well as solutions licensing and renew or extend agreements with existing customers.

Conference Call:

The Company will host a conference call at 2:00 p.m. PT today to discuss its financial results. The call, audio and slides will be available online at investor.rambus.com. A replay will be available following the call as a webcast on the Rambus Investor Relations website and for one week at the following numbers: (855) 859-2056 (domestic) or (404) 537-3406 (international) with ID#64238473.

(1)	Non-GAAP Financial Information:

In the commentary set forth above and in the financial statements included in this earnings release, the Company presents the following non-GAAP financial measures: operating costs and expenses, operating income (loss) and net income (loss). In computing each of these non-GAAP financial measures, the following items were considered as discussed below: stock-based compensation expenses, acquisition-related transaction costs and retention bonus expense, amortization expenses, costs of restatement and related legal activities, restructuring charges, impairment charges, severance costs, non-cash interest expense and certain other one-time adjustments. The non-GAAP financial measures disclosed by the Company should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations from these results should be carefully evaluated. Management believes the non-GAAP financial measures are appropriate for both its own assessment of, and to show investors, how the Company’s performance compares to other periods. The non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies. Reconciliation from GAAP to non-GAAP results is included in the financial statements contained in this release.
The Company’s non-GAAP financial measures reflect adjustments based on the following items:
Stock-based compensation expense. These expenses primarily relate to employee stock options, employee stock purchase plans, and employee non-vested equity stock and non-vested stock units. The Company excludes stock-based compensation expense from its non-GAAP measures primarily because such expenses are non-cash expenses that the Company does not believe are reflective of ongoing operating results. Additionally, given the fact that other companies may grant different amounts and types of equity awards and may use different option valuation assumptions, excluding stock-based compensation expense permits more accurate comparisons of the Company’s results with peer companies.
Acquisition-related transaction costs and retention bonus expense. These expenses include all direct costs of certain acquisitions and the current periods’ portion of any retention bonus expense associated with the acquisitions. The Company excludes these expenses in order to provide better comparability between periods.

Restructuring charges. These charges may consist of severance, contractual retention payments, exit costs and other charges and are excluded because such charges are not directly related to ongoing business results and do not reflect expected future operating expenses.

Impairment of goodwill and long-lived assets. These charges consist of non-cash charges to goodwill and long-lived assets and are excluded because such charges are non-recurring and do not reduce the Company’s liquidity.
Amortization expense. The Company incurs expenses for the amortization of intangible assets acquired in acquisitions. The Company excludes these items because these expenses are not reflective of ongoing operating results in the period incurred. These amounts arise from the Company’s prior acquisitions and have no direct correlation to the operation of the Company’s core business.
Costs of restatement and related legal activities. These expenses consist primarily of investigation, audit, legal and other professional fees related to the 2006-2007 stock option investigation and related litigation, as well as recoveries received from third parties. The Company excludes these costs and recoveries from its non-GAAP measures primarily because the Company believes that these non-recurring costs and recoveries have no direct correlation to the operation of the Company’s core business.
Non-cash interest expense on convertible notes. The Company incurs non-cash interest expense related to its convertible notes. The Company excludes non-cash interest expense related to its convertible notes to provide more accurate comparisons of the Company’s results with other peer companies and to more accurately reflect the Company’s ongoing operations.
Reversal of one-time litigation costs. These adjustments are a one-time litigation cost reversal of prior litigation costs accrued related to previously awarded costs that the Company was required to pay in connection with the SK hynix and Micron Technology litigation. The Company excludes these reversals from its non-GAAP measures because the Company believes that these reversals have no direct correlation to the operations of the Company’s core business and they are a one-time event.
Severance costs. These expenses relate to the separation payment to the Company’s former chief executive officer. The Company excludes these costs from its non-GAAP measures because the Company believes that these non-recurring costs have no direct correlation to the operations of the Company’s core business.
Income tax adjustments. For purposes of internal forecasting, planning and analyzing future periods that assume net income from operations, the Company estimates a fixed, long-term projected tax rate of approximately 36 percent, which consists of estimated U.S. federal and state tax rates, and excludes tax rates associated with certain items such as withholding tax, tax credits and deferred tax asset valuation allowance. Accordingly, the Company has applied the 36 percent tax rate to its non-GAAP financial results for all periods to assist the Company’s planning for future periods. The Company has provided below a reconciliation of its GAAP provision for income taxes and GAAP effective tax rate to the assumed non-GAAP provision for income taxes and non-GAAP effective tax rate.

On occasion in the future, there may be other items, such as significant gains or losses from contingencies that the Company may exclude in deriving its non-GAAP financial measures if it believes that doing so is consistent with the goal of providing useful information to investors and management.

Forward-Looking Statements

This release contains forward-looking statements under the Private Securities Litigation Reform Act of 1995 including relating to Rambus’ expectations regarding 2015 revenue for the first quarter and year, and estimated, fixed, long-term projected tax rates. Such forward-looking statements are based on current expectations, estimates and projections, management’s beliefs and certain assumptions made by Rambus’ management. Actual results may differ materially. Rambus’ business generally is subject to a number of risks which are described more fully in Rambus’ periodic reports filed with the Securities and Exchange Commission. Rambus undertakes no obligation to update forward-looking statements to reflect events or circumstances after the date hereof.

About Rambus Inc.

Rambus brings invention to market. Our customizable IP cores, architecture licenses, tools, services, and training improve the competitive advantage of our customers’ products while accelerating their time-to-market. Rambus products and innovations capture, secure and move data. For more information, visit www.rambus.com.
RMBSFN
Contacts:
Linda Ashmore
Corporate Communications
Rambus Inc.
(408) 462-8411
lashmore@rambus.com
Nicole Noutsios
Investor Relations
Rambus Inc.
(408) 462-8050
nnoutsios@rambus.com

Rambus Inc.
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	December 31, 2014	December 31, 2013
ASSETS

Current assets:
Cash and cash equivalents	$154,126	$338,696
Marketable securities	145,983	48,966
Accounts receivable	6,001	2,251
Prepaids and other current assets	8,541	8,253
Deferred taxes	187	205
Total current assets	314,838	398,371
Intangible assets, net	89,371	117,172
Goodwill	116,899	116,899
Property, plant and equipment, net	64,023	72,642
Deferred taxes, long-term	536	4,797
Other assets	2,612	3,498
Total assets	$588,279	$713,379

LIABILITIES & STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$6,962	$7,001
Accrued salaries and benefits	14,840	33,448
Convertible notes, short-term	—	164,047
Other accrued liabilities	12,856	8,346
Total current liabilities	34,658	212,842
Long-term liabilities:
Convertible notes, long-term	115,089	109,629
Long-term imputed financing obligation	39,063	39,349
Other long-term liabilities	7,847	11,330
Total long-term liabilities	161,999	160,308
Total stockholders’ equity	391,622	340,229
Total liabilities and stockholders’ equity	$588,279	$713,379

Rambus Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013

Revenue:
Royalties	$64,134	$69,867	$271,521	$264,111
Contract and other revenue	7,906	3,555	25,037	7,390
Total revenue	72,040	73,422	296,558	271,501
Operating costs and expenses:
Cost of revenue (1)	10,748	10,358	41,947	33,215
Research and development (1)	28,445	26,803	110,025	117,981
Sales, general and administrative (1)	19,131	18,511	74,770	76,467
Restructuring charges	—	2,211	39	5,546
Impairment of goodwill and long-lived assets	—	9,681	—	17,751
Gain from sale of intellectual property	(3,359)	—	(3,529)	(1,388)
Gain from settlement	(510)	(356)	(2,040)	(535)
Total operating costs and expenses	54,455	67,208	221,212	249,037
Operating income	17,585	6,214	75,346	22,464
Interest income and other income (expense), net	156	(223)	(276)	(1,596)
Interest expense	(3,065)	(9,595)	(24,820)	(32,885)
Interest and other income (expense), net	(2,909)	(9,818)	(25,096)	(34,481)
Income (loss) before income taxes	14,676	(3,604)	50,250	(12,017)
Provision for income taxes	6,835	6,173	24,049	21,731
Net income (loss)	$7,841	$(9,777)	$26,201	$(33,748)
Net income (loss) per share:
Basic	$0.07	$(0.09)	$0.23	$(0.30)
Diluted	$0.07	$(0.09)	$0.22	$(0.30)
Weighted average shares used in per share calculation
Basic	115,024	113,217	114,318	112,415
Diluted	117,620	113,217	117,624	112,415

_________
(1) Total stock-based compensation expense for the three months and years ended December 31, 2014 and 2013 are presented as follows:

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
Cost of revenue	$10	$7	$44	$19
Research and development	$1,642	$1,431	$7,216	$6,597
Sales, general and administrative	$1,883	$1,658	$7,470	$8,365

Rambus Inc.
Supplemental Reconciliation of GAAP to Non-GAAP Results
(In thousands)
(Unaudited)

	Three Months Ended			Year Ended
	December 31, 2014	September 30, 2014	December 31, 2013	December 31, 2014	December 31, 2013

Operating costs and expenses	$54,455	$55,244	$67,208	$221,212	$249,037
Adjustments:
Stock-based compensation expense	(3,535)	(3,441)	(3,096)	(14,730)	(14,981)
Acquisition-related transaction costs and retention bonus expense	(6)	(6)	(1,463)	(2,475)	(10,372)
Amortization expense	(6,323)	(6,741)	(7,489)	(26,618)	(28,909)
Reversal of one-time litigation costs	—	—	566	—	9,048
Restructuring charges	—	—	(2,211)	(39)	(5,546)
Impairment of goodwill and long-lived assets	—	—	(9,681)	—	(17,751)
Severance costs	—	—	—	—	(514)
Costs of restatement and related legal activities	—	—	—	—	(19)
Non-GAAP operating costs and expenses	$44,591	$45,056	$43,834	$177,350	$179,993

Operating income	$17,585	$14,468	$6,214	$75,346	$22,464
Adjustments:
Stock-based compensation expense	3,535	3,441	3,096	14,730	14,981
Acquisition-related transaction costs and retention bonus expense	6	6	1,463	2,475	10,372
Amortization expense	6,323	6,741	7,489	26,618	28,909
Reversal of one-time litigation costs	—	—	(566)	—	(9,048)
Restructuring charges	—	—	2,211	39	5,546
Impairment of goodwill and long-lived assets	—	—	9,681	—	17,751
Severance costs	—	—	—	—	514
Costs of restatement and related legal activities	—	—	—	—	19
Non-GAAP operating income	$27,449	$24,656	$29,588	$119,208	$91,508

Income (loss) before income taxes	$14,676	$10,860	$(3,604)	$50,250	$(12,017)
Adjustments:
Stock-based compensation expense	3,535	3,441	3,096	14,730	14,981
Acquisition-related transaction costs and retention bonus expense	6	6	1,463	2,475	10,372
Amortization expense	6,323	6,741	7,489	26,618	28,909
Reversal of one-time litigation costs	—	—	(566)	—	(9,048)
Restructuring charges	—	—	2,211	39	5,546
Impairment of goodwill and long-lived assets	—	—	9,681	—	17,751
Severance costs	—	—	—	—	514

Costs of restatement and related legal activities	—	—	—	—	19
Impairment of investment	—	600	—	600	1,400
Non-cash interest expense on convertible notes	1,536	1,515	5,927	14,762	19,296
Non-GAAP income before income taxes	$26,076	$23,163	$25,697	$109,474	$77,723
GAAP provision for income taxes	6,835	5,347	6,173	24,049	21,731
Adjustment to GAAP provision for income taxes	2,552	2,992	3,078	15,362	6,249
Non-GAAP provision for income taxes	9,387	8,339	9,251	39,411	27,980
Non-GAAP net income	$16,689	$14,824	$16,446	$70,063	$49,743

Non-GAAP basic net income per share	$0.15	$0.13	$0.15	$0.61	$0.44
Non-GAAP diluted net income per share	$0.14	$0.13	$0.14	$0.60	$0.43
Weighted average shares used in non-GAAP per share calculation:
Basic	115,024	114,523	113,217	114,318	112,415
Diluted	117,620	118,206	116,211	117,624	115,670

Supplemental Reconciliation of GAAP to Non-GAAP Effective Tax Rate (1)

	Three Months Ended			Year Ended
	December 31, 2014	September 30, 2014	December 31, 2013	December 31, 2014	December 31, 2013

GAAP effective tax rate	47%	49%	171%	48%	181%
Adjustment to GAAP effective tax rate	(11)%	(13)%	(135)%	(12)%	(145)%
Non-GAAP effective tax rate	36%	36%	36%	36%	36%

(1)
For purposes of internal forecasting, planning and analyzing future periods that assume net income from operations, the Company estimates a fixed, long-term projected tax rate of approximately 36 percent, which consists of estimated U.S. federal and state tax rates, and excludes tax rates associated with certain items such as withholding tax, tax credits and deferred tax asset valuation allowance. Accordingly, the Company has applied the 36 percent tax rate to its non-GAAP financial results for all periods to assist the Company’s planning for future periods.